Exhibit 99.1
Item 1. Financial Statements
Huntington Bancshares Incorporated
Condensed Consolidated Balance Sheets
(Unaudited)

	2008	2007
(in thousands, except number of shares)	September 30,	December 31,	September 30,

Assets
Cash and due from banks	$901,239	$1,416,597	$1,202,381
Federal funds sold and securities purchased under resale agreements	269,519	592,649	431,244
Interest bearing deposits in banks	298,297	340,090	288,841
Trading account securities	998,249	1,032,745	1,034,240
Loans held for sale	286,751	494,379	479,853
Investment securities	4,565,064	4,500,171	4,288,974
Loans and leases	41,191,723	40,054,338	39,987,240
Allowance for loan and lease losses	(720,738)	(578,442)	(454,784)

Net loans and leases	40,470,985	39,475,896	39,532,456

Bank owned life insurance	1,353,400	1,313,281	1,302,363
Premises and equipment	527,798	557,565	547,380
Goodwill	3,056,386	3,059,333	2,995,961
Other intangible assets	375,914	427,970	443,446
Accrued income and other assets	1,556,987	1,486,792	2,756,788

Total Assets	$54,660,589	$54,697,468	$55,303,927

Liabilities and Shareholders’ Equity
Liabilities
Deposits	$37,569,056	$37,742,921	$38,404,365
Short-term borrowings	1,974,368	2,843,638	2,227,116
Federal Home Loan Bank advances	3,483,001	3,083,555	2,716,265
Other long-term debt	2,497,002	1,937,078	1,974,387
Subordinated notes	1,864,728	1,934,276	1,919,625
Accrued expenses and other liabilities	898,528	1,206,860	1,812,495

Total Liabilities	48,286,683	48,748,328	49,054,253

Shareholders’ equity
Preferred stock — authorized 6,617,808 shares - 8.50% Series A Non-cumulative Perpetual Convertible Preferred Stock, Par value of $1,000, 569,000 shares issued and outstanding	569,000	—	—
Common stock -
Par value of $0.01 and authorized 1,000,000,000 shares; issued 366,970,661; 367,000,815 and 366,636,953 shares respectively; outstanding 366,068,762; 366,261,676 and 365,898,439 shares, respectively	3,670	3,670	3,665
Capital surplus	5,228,381	5,237,783	5,226,556
Less 901,899; 739,139 and 738,514 treasury shares at cost, respectively	(15,501)	(14,391)	(14,447)
Accumulated other comprehensive loss:
Unrealized (losses) on investment securities	(207,816)	(10,011)	(3,221)
Unrealized (losses) gains on cash flow hedging derivatives	(13,450)	4,553	9,392
Pension and other postretirement benefit cumulative adjustments	(45,411)	(44,153)	(80,272)
Retained earnings	855,033	771,689	1,108,001

Total Shareholders’ Equity	6,373,906	5,949,140	6,249,674

Total Liabilities and Shareholders’ Equity	$54,660,589	$54,697,468	$55,303,927

See notes to unaudited condensed consolidated financial statements

Huntington Bancshares Incorporated
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(in thousands, except per share amounts)	2008	2007	2008	2007

Interest and fee income
Loans and leases
Taxable	$600,340	$747,938	$1,863,556	$1,675,983
Tax-exempt	1,388	2,409	4,899	2,994
Investment securities
Taxable	55,042	60,152	163,500	164,951
Tax-exempt	7,497	7,100	22,375	19,721
Other	21,461	33,556	81,484	64,916

Total interest income	685,728	851,155	2,135,814	1,928,565

Interest expenses
Deposits	219,086	320,490	721,734	715,321
Short-term borrowings	7,604	26,264	38,545	69,372
Federal Home Loan Bank advances	23,435	34,661	83,080	63,180
Subordinated notes and other long-term debt	46,967	60,107	137,129	162,113

Total interest expense	297,092	441,522	980,488	1,009,986

Net interest income	388,636	409,633	1,155,326	918,579
Provision for credit losses	125,392	42,007	334,855	131,546

Net interest income after provision for credit losses	263,244	367,626	820,471	787,033

Service charges on deposit accounts	80,508	78,107	232,806	172,917
Trust services	30,952	33,562	98,169	86,220
Brokerage and insurance income	34,309	28,806	106,563	62,087
Other service charges and fees	23,446	21,045	67,429	49,176
Bank owned life insurance income	13,318	14,847	41,199	36,602
Mortgage banking income	10,302	9,629	15,741	26,102
Securities losses	(73,790)	(13,152)	(70,288)	(18,187)
Other income	48,812	31,830	148,420	91,127

Total non-interest income	167,857	204,674	640,039	506,044

Personnel costs	184,827	202,148	586,761	471,978
Outside data processing and other services	32,386	40,600	96,933	88,115
Net occupancy	25,215	33,334	85,429	72,659
Equipment	22,102	23,290	71,636	58,666
Amortization of intangibles	19,463	19,949	57,707	24,988
Marketing	7,049	13,186	23,307	29,868
Professional services	13,405	11,273	36,247	25,856
Telecommunications	6,007	7,286	19,116	15,989
Printing and supplies	4,316	4,743	14,695	11,657
Other expense	24,226	29,754	95,449	72,514

Total non-interest expense	338,996	385,563	1,087,280	872,290

Income before income taxes	92,105	186,737	373,230	420,787
Provision for income taxes	17,042	48,535	69,747	106,338

Net income	$75,063	$138,202	$303,483	$314,449

Dividends declared on preferred shares	12,091	—	23,242	—

Net income applicable to common shares	$62,972	$138,202	$280,241	$314,449

Average common shares — basic	366,124	365,895	366,188	279,171
Average common shares — diluted	367,361	368,280	367,268	282,014

Per common share
Net income — basic	$0.17	$0.38	$0.77	$1.13
Net income — diluted	0.17	0.38	0.76	1.12
Cash dividends declared	0.1325	0.2650	0.5300	0.7950
See notes to unaudited condensed consolidated financial statements

Huntington Bancshares Incorporated
Condensed Consolidated Statements of Changes in Shareholders’ Equity
(Unaudited)

								Accumulated
								Other
	Preferred Stock		Common Stock		Capital	Treasury Stock		Comprehensive	Retained
(in thousands)	Shares	Amount	Shares	Amount	Surplus	Shares	Amount	Loss	Earnings	Total

Nine Months Ended September 30, 2007:
Balance, beginning of period	—	$—	236,064	$2,064,764	$—	(590)	$(11,141)	$(55,066)	$1,015,769	$3,014,326
Comprehensive Income:
Net income									314,449	314,449
Unrealized net losses on investment securities arising during the period, net of reclassification (1) for net realized gains, net of tax of ($9,497)								(17,475)		(17,475)
Unrealized gains on cash flow hedging derivatives, net of tax of ($4,101)								(7,616)		(7,616)
Amortization included in net periodic benefit costs:
Net actuarial loss, net of tax of ($2,809)								5,216		5,216
Prior service costs, net of tax of ($161)								300		300
Transition obligation, net of tax of ($291)								540		540

Total comprehensive income										295,414

Assignment of $0.01 par value per share for each share of Common Stock				(2,062,404)	2,062,404					—
Cash dividends declared ($0.795 per share)									(222,217)	(222,217)
Shares issued pursuant to acquisition			129,639	1,296	3,131,936					3,133,232
Recognition of the fair value of share-based compensation					12,725					12,725
Other share-based compensation activity			934	9	17,050					17,059
Other (2)					2,441	(149)	(3,306)			(865)

Balance, end of period	—	$—	366,637	$3,665	$5,226,556	(739)	$(14,447)	$(74,101)	$1,108,001	$6,249,674

Nine Months Ended September 30, 2008:
Balance, beginning of period	—	$—	367,001	$3,670	$5,237,783	(739)	$(14,391)	$(49,611)	$771,689	$5,949,140
Cumulative effect of change in accounting principle for fair value of assets and libilities, net of tax of ($803)									1,491	1,491
Cumulative effect of changing measurement date provisions for pension and post-retirement assets and obligations, net of tax of $4,324								(3,834)	(4,195)	(8,029)

Balance, beginning of period — as adjusted	—	—	367,001	3,670	5,237,783	(739)	(14,391)	(53,445)	768,985	5,942,602
Comprehensive Income:
Net income									303,483	303,483
Unrealized net losses on investment securities arising during the period, net of reclassification (1) for net realized gains, net of tax of ($108,049)								(197,805)		(197,805)
Unrealized losses on cash flow hedging derivatives, net of tax of ($9,696)								(18,006)		(18,006)
Amortization included in net periodic benefit costs:
Net actuarial loss, net of tax of ($843)								1,565		1,565
Prior service costs, net of tax of ($253)								470		470
Transition obligation, net of tax of ($291)								541		541

Total comprehensive income										90,248

Issuance of preferred stock	569	569,000			(18,866)					550,134
Cash dividends declared:
Common ($0.53 per share)									(193,998)	(193,998)
Preferred ($40.847 per share)									(23,242)	(23,242)
Recognition of the fair value of share-based compensation					10,544					10,544
Other share-based compensation activity			(30)	—	(674)				(195)	(869)
Other (2)					(406)	(163)	(1,110)	3		(1,513)

Balance, end of period	569	$569,000	366,971	$3,670	$5,228,381	(902)	$(15,501)	$(266,677)	$855,033	$6,373,906

(1)	Reclassification adjustments represent net unrealized gains or losses as of December 31 of the prior year on investment securities that were sold during the current year.
For the nine months ended September 30, 2008 and 2007, the reclassification adjustments were $45,687, net of tax of ($24,601), and $11,822, net of tax of ($6,365), respectively.

(2)	Primarily represents net share activity for amounts held in deferred compensation plans.
See notes to unaudited condensed consolidated financial statements.

Huntington Bancshares Incorporated
Condensed Consolidated Statements of Cash Flows
 (Unaudited)

	Nine Months Ended
	September 30,

(in thousands)	2008	2007

Operating activities
Net income	$303,483	$314,449
Adjustments to reconcile net income to net cash provided by operating activites:
Provision for credit losses	334,855	131,546
Depreciation and amortization	181,253	80,339
Net increase (decrease) in current and deferred income taxes	210	(15,471)
Net decrease (increase) in trading account securities	34,496	(1,833,142)
Originations of loans held for sale	(2,379,803)	(2,027,442)
Principal payments on and proceeds from loans held for sale	2,526,903	1,892,573
Other, net	(28,801)	28,148

Net cash provided by (used for) operating activities	972,596	(1,429,000)

Investing activities
Decrease (increase) in interest bearing deposits in banks	5,145	(129,950)
Net cash paid in acquisitions	—	(48,821)
Proceeds from:
Maturities and calls of investment securities	319,625	345,973
Sales of investment securities	546,169	785,702
Purchases of investment securities	(1,315,393)	(353,354)
Proceeds from sales of loans	471,362	108,588
Net loan and lease originations, excluding sales	(1,803,047)	(1,199,908)
Purchases of operating lease assets	(198,693)	(6,365)
Proceeds from sale of operating lease assets	20,383	25,004
Purchases of premises and equipment	(44,890)	(75,991)
Other, net	56,509	23,497

Net cash used for investing activities	(1,942,830)	(525,625)

Financing activities
(Decrease) increase in deposits	(178,316)	501,648
(Decrease) increase in short-term borrowings	(846,866)	848,020
Proceeds from issuance of subordinated notes	—	250,010
Maturity/redemption of subordinated notes	(76,659)	(46,660)
Proceeds from Federal Home Loan Bank advances	1,557,114	2,101,683
Maturity/redemption of Federal Home Loan Bank advances	(1,158,046)	(1,110,545)
Proceeds from issuance of long-term debt	887,111	—
Maturity of long-term debt	(358,730)	(301,283)
Net proceeds from issuance of preferred stock	550,134	—
Dividends paid on preferred stock	(11,151)	—
Dividends paid on common stock	(231,976)	(193,567)
Other, net	(869)	17,797

Net cash provided by financing activities	131,746	2,067,103

(Decrease) increase in cash and cash equivalents	(838,488)	112,478
Cash and cash equivalents at beginning of period	2,009,246	1,520,747

Cash and cash equivalents at end of period	$1,170,758	$1,633,225

Supplemental disclosures:
Income taxes paid	$69,538	$176,507
Interest paid	992,116	990,828
Non-cash activities
Common stock dividends accrued, paid in subsequent quarter	38,784	75,921
Preferred stock dividends accrued, paid in subsequent quarter	12,091	—
See notes to unaudited condensed consolidated financial statements.

Notes to Unaudited Condensed Consolidated Financial Statements
Note 1 — Basis of Presentation
     The accompanying unaudited condensed consolidated financial statements of Huntington Bancshares Incorporated (Huntington or the Company) reflect all adjustments consisting of normal recurring accruals, which are, in the opinion of Management, necessary for a fair presentation of the consolidated financial position, the results of operations, and cash flows for the periods presented. These unaudited condensed consolidated financial statements have been prepared according to the rules and regulations of the Securities and Exchange Commission (SEC) and, therefore, certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States (GAAP) have been omitted. The Notes to Consolidated Financial Statements appearing in Huntington’s 2007 Annual Report on Form 10-K (2007 Form 10-K), which include descriptions of significant accounting policies, as updated by the information contained in this report, should be read in conjunction with these interim financial statements.
     Certain amounts in the prior-year’s financial statements have been reclassified to conform to the current period presentation.
     For statement of cash flows purposes, cash and cash equivalents are defined as the sum of “Cash and due from banks” and “Federal funds sold and securities purchased under resale agreements.”
Note 2 — New Accounting Pronouncements
FASB Statement No. 157, Fair Value Measurements (Statement No. 157) — In September 2006, the FASB issued Statement No. 157. This Statement establishes a common definition for fair value to be applied to GAAP guidance requiring use of fair value, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements. Statement No. 157 is effective for fiscal years beginning after November 15, 2007. Huntington adopted Statement No. 157 effective January 1, 2008. The financial impact of this pronouncement was not material to Huntington’s consolidated financial statements (see Condensed Consolidated Statements of Shareholders’ Equity and Note 10).
In February 2008, the FASB issued two Staff Positions (FSPs) on Statement No. 157: FSP 157-1, "Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement Under Statement 13,” and FSP 157-2, “Effective Date of FASB Statement No. 157.” FSP 157-1 excludes fair value measurements related to leases from the disclosure requirements of Statement No. 157. FSP 157-2 delays the effective date of Statement No. 157 for all non-recurring fair value measurements of nonfinancial assets and nonfinancial liabilities until fiscal years beginning after November 15, 2008. Huntington is applying the deferral guidance in FSP 157-2, and accordingly, has not applied the non-recurring disclosure to non-financial assets or non-financial liabilities valued at fair value on a non-recurring basis.
In October 2008, the FASB issued FSP 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active.” This FSP addresses application issues related to Statement No. 157, Fair Value Measurements, in determining the fair value of a financial asset when the market for that financial asset is not active. Huntington has determined that investment securities classified as level 3 are trading in inactive markets at September 30, 2008. The fair value of these securities has been calculated using a discounted cash flow model and market liquidity premiums as permitted by the FSP (see Note 10).
FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (Statement No. 159) - In February 2007, the FASB issued Statement No. 159. This Statement permits entities to choose to measure certain financial assets and financial liabilities at fair value. This Statement is effective for fiscal years beginning after November 15, 2007. Huntington adopted Statement No. 159, effective January 1, 2008. The impact of this new pronouncement was not material to Huntington’s consolidated financial statements (see Condensed Consolidated Statements of Shareholders’ Equity and Note 10).
FSP FIN 39-1, Amendment of FASB Interpretation No. 39 (FSP 39-1) - In April 2007, the FASB issued FSP 39-1, Amendment of FASB Interpretation No. 39, Offsetting of Amounts Related to Certain Contracts. FSP 39-1 permits entities to offset fair value amounts recognized for multiple derivative instruments executed with the same counterparty under a master netting agreement. FSP 39-1 clarifies that the fair value amounts recognized for the right to reclaim cash collateral, or the obligation to return cash collateral, arising from the same master netting arrangement, should also be offset against the fair value of the related derivative instruments. The Company has historically presented all of its derivative positions and related collateral on a gross basis.

Effective January 1, 2008, the Company adopted a net presentation for derivative positions and related collateral entered into under master netting agreements pursuant to the guidance in FIN 39 and FSP 39-1. The adoption of this guidance resulted in balance sheet reclassifications of certain cash collateral-based short-term investments against the related derivative liabilities and certain deposit liability balances against the related fair values of derivative assets. The effects of these reclassifications will fluctuate based on the fair values of the derivative contracts but overall are not expected to have a material impact on either total assets or total liabilities. The adoption of this presentation change did not have an impact on stockholders’ equity, results of operations, or liquidity.
Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 109, Written Loan Commitments Recorded at Fair Value Through Earnings (SAB 109) - In November 2007, the SEC issued SAB 109. SAB 109 provides the staff’s views on the accounting for written loan commitments recorded at fair value. To make the staff ‘s views consistent with Statement No. 156, Accounting for Servicing of Financial Assets, and Statement No. 159, SAB 109 revises and rescinds portions of SAB No. 105, Application of Accounting Principles to Loan Commitments, and requires that the expected net future cash flows related to the associated servicing of a loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. The provisions of SAB 109 are applicable to written loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. Huntington adopted SAB 109, effective January 1, 2008. The impact of this new pronouncement was not material to Huntington’s consolidated financial statements.
FASB Statement No. 141 (Revised 2007), Business Combinations (Statement No. 141R) - Statement No. 141R was issued in December 2007. The revised statement requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the Statement. Statement No. 141R requires prospective application for business combinations consummated in fiscal years beginning on or after December 15, 2008. Early application is prohibited.
FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (Statement No. 160) - Statement No. 160 was issued in December 2007. The Statement requires that noncontrolling interests in subsidiaries be initially measured at fair value and classified as a separate component of equity. The Statement is effective for fiscal years beginning on or after December 15, 2008. Earlier adoption is prohibited. The Company is currently assessing the impact this Statement will have on its consolidated financial statements.
FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133 (Statement No. 161) - The FASB issued Statement No. 161 in March 2008. This Statement changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This Statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption. The Company does not expect the impact of this new pronouncement to be material to Huntington’s consolidated financial statements.
FASB Statement No. 162, The Hierarchy of Generally Accepted Accounting Principles (Statement No. 162) - Statement No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). This Statement will be effective 60 days after the SEC’s approval of the Public Company Accounting Oversight Board’s amendments to AU Section 411. The impact of this new Statement will not have an impact on the Company’s consolidated financial statements.
FASB Statement No. 163, Accounting for Financial Guarantee Insurance Contracts—an interpretation of FASB Statement No. 60 (Statement No. 163) - Statement No. 163 requires that an insurance enterprise recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation. This Statement also clarifies how Statement No. 60 applies to financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities. This Statement requires expanded disclosures about financial guarantee insurance contracts. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. The adoption of this Statement will not have an impact on the Company’s consolidated financial statements.

Note 3 — Restructured Loans
Franklin Credit Management relationship
     Franklin is a specialty consumer finance company primarily engaged in the servicing and resolution of performing, reperforming, and nonperforming residential mortgage loans. Franklin’s portfolio consists of loans secured by 1-4 family residential real estate that generally fall outside the underwriting standards of the secondary market and involve elevated credit risk as a result of the nature or absence of income documentation, limited credit histories, and higher levels of consumer debt or past credit difficulties. Franklin purchased these loan portfolios at a discount to the unpaid principal balance and originated loans with interest rates and fees calculated to provide a rate of return adjusted to reflect the elevated credit risk inherent in these types of loans. Franklin originated nonprime loans through its wholly owned subsidiary, Tribeca Lending Corp., and has generally held for investment the loans acquired and a significant portion of the loans originated.
     Loans to Franklin are funded by a bank group, of which Huntington is the lead bank and largest participant. The loans participated to other banks have no recourse to Huntington. The term debt exposure is secured by over 30,000 individual first- and second-priority lien residential mortgages. In addition, pursuant to an exclusive lockbox arrangement, Huntington receives substantially all payments made to Franklin on these individual mortgages.
     The following table details Huntington’s loan relationship with Franklin as of September 30, 2008:
Commercial Loans to Franklin

			Bank Group	Participated	Previously
(in thousands)	Franklin	Tribeca	Exposure	to others	charged off	Total
Variable rate, term loan (Facility A)	$513,335	$363,252	$876,587	$(147,910)	$—	$728,677
Variable rate, subordinated term loan (Facility B)	315,764	96,849	412,613	(68,296)	—	344,317
Fixed rate, junior subordinated term loan (Facility C)	125,000	—	125,000	(8,224)	(116,776)	—
Line of credit facility	949	—	949	—	—	949
Other variable rate term loans	41,243	—	41,243	(20,622)	—	20,621

Subtotal	996,291	460,101	1,456,392	$(245,052)	$(116,776)	$1,094,564

Participated to others	(151,883)	(93,169)	(245,052)

Total principal owed to Huntington	844,408	366,932	1,211,340
Amounts charged off	(116,776)	—	(116,776)

Total book value of loans	$727,632	$366,932	$1,094,564

     Included in the allowance for loan and lease losses was an allowance of $115.3 million associated with the Franklin relationship. The adequacy of this reserve is determined using estimates of probability-of-default and loss-given-default performance assumptions for each of Franklin’s three portfolios of loans. The calculation of the specific ALLL for the Franklin portfolio is dependent, among other factors, on the assumptions mentioned above, as well as the current one-month LIBOR rate on the underlying loans to Franklin. As LIBOR rates increase, the specific ALLL for the Franklin portfolio may also increase.
     The Bank has met its commitment to reduce its exposure to Franklin to its legal lending limit. Loans to Franklin held at a subsidiary of the holding company totaled $387.5 million, with the remaining amount still held by the Bank.
Other
     From time to time, as part of our loss mitigation process, loans may be renegotiated in a troubled debt restructuring when we determine that greater economic value will ultimately be recovered under the new terms than through foreclosure, liquidation, or bankruptcy. We may consider the borrower’s payment status and history, borrower’s ability to pay upon a rate reset on an adjustable rate mortgage, size of the payment increase upon a rate reset, period of time remaining prior to the rate reset, and other relevant factors in determining whether a borrower is experiencing financial difficulty. These restructurings generally occur within the residential mortgage and home equity loan portfolios and are not material in any period presented.

Note 4 — Investment Securities
     Listed below are the contractual maturities (under 1 year, 1-5 years, 6-10 years, and over 10 years) of investment securities at September 30, 2008, December 31, 2007, and September 30, 2007:

	September 30, 2008		December 31, 2007		September 30, 2007
	Amortized		Amortized		Amortized
(in thousands of dollars)	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value

U.S. Treasury Under 1 year	$1,361	$1,372	$299	$303	$599	$604
1-5 years	253	255	250	253	250	251
6-10 years	—	—	—	—	—	—
Over 10 years	—	—	—	—	—	—

Total U.S. Treasury	1,614	1,627	549	556	849	855

Federal agencies
Mortgage backed securities
Under 1 year	200	200	—	—	1,349	1,352
1-5 years	16,228	16,465	—	—	11,530	11,671
6-10 years	9,359	9,365	1	1	4,502	4,533
Over 10 years	1,668,348	1,666,049	1,559,387	1,571,991	1,409,953	1,408,323

Total mortgage-backed Federal agencies	1,694,135	1,692,079	1,559,388	1,571,992	1,427,334	1,425,879

Other agencies
Under 1 year	—	—	101,367	101,412	99,834	99,875
1-5 years	562,446	559,153	62,121	64,010	49,692	50,415
6-10 years	—	—	6,707	6,802	—	—
Over 10 years	—	—	—	—	—	—

Total other Federal agencies	562,446	559,153	170,195	172,224	149,526	150,290

Total Federal agencies	2,256,581	2,251,232	1,729,583	1,744,216	1,576,860	1,576,169

Municipal securities
Under 1 year	16	16	61	61	45	45
1-5 years	24,568	24,970	14,814	15,056	14,895	14,984
6-10 years	227,333	225,901	179,423	181,018	164,291	164,071
Over 10 years	459,412	440,022	497,086	501,191	501,677	501,170

Total municipal securities	711,329	690,909	691,384	697,326	680,908	680,270

Private label CMO
Under 1 year	—	—	—	—	—	—
1-5 years	—	—	—	—	—	—
6-10 years	—	—	—	—	—	—
Over 10 years	696,558	611,200	784,339	783,047	700,578	701,039

Total private label CMO	696,558	611,200	784,339	783,047	700,578	701,039

Asset backed securities
Under 1 year	—	—	—	—	—	—
1-5 years	—	—	—	—	30,000	30,000
6-10 years	—	—	—	—	—	—
Over 10 years	774,310	565,142	869,654	834,489	893,346	889,097

Total asset backed securities	774,310	565,142	869,654	834,489	923,346	919,097

Other
Under 1 year	1,699	1,694	2,750	2,744	3,650	3,647
1-5 years	6,348	6,315	10,399	10,401	9,497	9,489
6-10 years	798	785	446	452	446	443
Over 10 years	64	136	3,606	4,004	2,808	2,858
Non-marketable equity securities	427,474	427,474	414,583	414,583	350,080	350,080
Marketable equity securities	9,632	8,550	8,368	8,353	44,903	45,027

Total other	446,015	444,954	440,152	440,537	411,384	411,544

Total investment securities	$4,886,407	$4,565,064	$4,515,661	$4,500,171	$4,293,925	$4,288,974

     Other securities included Federal Home Loan Bank and Federal Reserve Bank stock, corporate debt, and marketable equity securities. Huntington did not have any material equity positions in Fannie Mae and Freddie Mac.
     The following table is a summary of securities gains and losses for the three and nine months ended September 30, 2008 and 2007:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2008	2007	2008	2007

Gross gains on sales of securities	$2,764	$10,317	$9,365	$15,274
Gross (losses) on sales of securities	(1)	(134)	(4)	(1,682)
Other-than-temporary impairment recorded	(76,553)	(23,335)	(79,649)	(31,779)

Total securities gain (loss)	$(73,790)	$(13,152)	$(70,288)	$(18,187)

     Within the securities available for sale portfolio are certain types of asset-backed securities, including Alt-A mortgage loans, pooled trust preferred securities, and other securities. During the 2008 third quarter, the Company estimated that the cash flows from eight Alt-A mortgage backed securities would fall short of the required contractual interest and principal payments over the estimated remaining life of these securities. As such, other-than-temporary impairment was recognized.
     The following table provides additional detail regarding Huntington’s Alt-A mortgage loan-backed portfolio at September 30, 2008.
Alt-A Mortgage Loan Backed Portfolio (in thousands of dollars)

	September 30, 2008
	Impaired	Unimpaired	Total
Par value	$212,062	$342,844	$554,906

Book value	$134,821	$338,053	$472,874
Unrealized losses	—	(90,405)	(90,405)

Fair value	$134,821	$247,648	$382,469

Cumulative OTTI	$76,553	$—	$—

Weighted average: (1)
Fair value	64%	72%	69%
Collateral LTV	73	71	72
Expected loss	2.4	0.0	0.9

(1)	Based on par values.
     As of September 30, 2008, Management has evaluated all other investment securities with unrealized losses and all non-marketable securities for impairment. The unrealized losses are primarily the result of wider liquidity spreads on asset-backed securities and, additionally, increased market volatility on non-agency mortgage and asset-backed securities that are backed by certain mortgage loans. The fair values of these assets have been impacted by various market conditions. Huntington has reviewed its asset-backed portfolio with independent third parties and does not believe there is any other-than-temporary impairment from these securities. In addition, the expected average lives of the asset-backed securities backed by trust preferred securities have been extended, due to changes in the expectations of when the underlying securities would be repaid. The contractual terms and/or cash flows of the investments do not permit the issuer to settle the securities at a price less than the amortized cost. Huntington has the intent and ability to hold these investment securities until the fair value is recovered, which may be maturity, and therefore, does not consider them to be other-than-temporarily impaired at September 30, 2008.
Note 5 — Mortgage Servicing Rights
     For the three months ended September 30, 2008 and 2007, Huntington sold $438.8 million and $531.4 million of residential mortgage loans with servicing rights retained, resulting in a net pre-tax gain of $8.1 million and $7.8 million, respectively. During the first nine months of 2008 and 2007, sales of residential mortgage loans with servicing rights retained totaled $2.3 billion and $1.4 billion, respectively, resulting in a net pre-tax gain of $24.1 million and $18.6 million, respectively.
     A mortgage servicing right (MSR) is established only when the servicing is contractually separated from the underlying mortgage loans by sale or securitization of the loans with servicing rights retained. MSRs are accounted for under the fair value provisions of FASB Statement No. 156, Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140.
     At initial recognition, the MSR asset is established at its fair value using assumptions that are consistent with assumptions used to estimate the fair value of the total MSR portfolio. Subsequent to initial capitalization, MSR assets are carried at fair value and are included in accrued income and other assets. Any increase or decrease in fair value during the period is recorded as an increase or decrease in mortgage banking income, which is reflected in non-interest income in the consolidated statements of income.
     In the second quarter of 2008, Huntington refined its MSR valuation to incorporate market implied forward interest rates to estimate the future direction of mortgage and discount rates. The forward rates utilized are derived from the current yield curve for U.S. dollar interest rate swaps and are consistent with pricing of capital markets instruments. In prior periods, the MSR valuation model assumed that interest rates remained constant over the life of the servicing asset cash flows. The impact of this change was not material to the valuation of the MSR asset.
     The following table is a summary of the changes in MSR fair value during the three and nine months ended September 30, 2008 and 2007:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2008	2007	2008	2007

Fair value, beginning of period	$240,024	$155,420	$207,894	$131,104
New servicing assets created	6,859	8,497	31,989	25,923
Servicing assets acquired	—	81,450	—	81,450
Change in fair value during the period due to:
Time decay (1)	(2,232)	(2,037)	(5,833)	(4,236)
Payoffs (2)	(4,002)	(4,534)	(14,339)	(10,422)
Changes in valuation inputs or assumptions (3)	(10,251)	(9,863)	10,687	5,114

Fair value, end of period	$230,398	$228,933	$230,398	$228,933

(1)	Represents decrease in value due to passage of time, including the impact from both regularly scheduled loan principal payments and partial loan paydowns.

(2)	Represents decrease in value associated with loans that paid off during the period.

(3)	Represents change in value resulting primarily from market-driven changes in interest rates (see Note 12).

     MSRs do not trade in an active, open market with readily observable prices. While sales of MSRs occur, the precise terms and conditions are typically not readily available. Therefore, the fair value of MSRs is estimated using a discounted future cash flow model. The model considers portfolio characteristics, contractually specified servicing fees and assumptions related to prepayments, delinquency rates, late charges, other ancillary revenues, costs to service, and other economic factors. Changes in the assumptions used may have a significant impact on the valuation of MSRs.
     A summary of key assumptions and the sensitivity of the MSR value at September 30, 2008 to changes in these assumptions follows:

		Decline in fair value
		due to
		10%	20%
		adverse	adverse
(in thousands)	Actual	change	change

Constant pre-payment rate	9.91%	$(8,726)	$(16,049)
Spread over forward interest rate swap rates	462	(4,681)	(9,362)
     MSR values are very sensitive to movements in interest rates as expected future net servicing income depends on the projected outstanding principal balances of the underlying loans, which can be greatly impacted by the level of prepayments. The Company hedges against changes in MSR fair value attributable to changes in interest rates through a combination of derivative instruments and trading securities.
     Servicing fees, net of amortization of capitalized servicing assets, included in mortgage banking income amounted to $5.6 million and $4.2 million for the three months ended September 30, 2008 and 2007, respectively. For the respective nine month periods, the fees were $13.7 million and $9.9 million.
Note 6 — Goodwill and Other Intangible Assets
     Goodwill by line of business as of September 30, 2008, was as follows:

	Regional	Dealer		Treasury/	Huntington
(in thousands)	Banking	Sales	PFCMG	Other	Consolidated

Balance, January 1, 2008	$2,906,155	$—	$87,517	$65,661	$3,059,333
Adjustments	(16,244)	—	(721)	14,018	(2,947)

Balance, September 30, 2008	$2,889,911	$—	$86,796	$79,679	$3,056,386

     The change in goodwill for the nine months ended September 30, 2008, primarily related to purchase accounting adjustments of acquired bank branches, operating facilities, and other contingent obligations primarily from the Sky Financial acquisition made on July 1, 2007. In the first quarter of 2008, Huntington also transferred $9.3 million of goodwill from Regional Banking to the Treasury/Other line of business to properly classify an acquisition made in 2007. Huntington does not expect a material amount of goodwill from mergers in 2007 to be deductible for tax purposes.
     In accordance with FASB Statement No. 142, Goodwill and Other Intangible Assets (Statement No. 142), goodwill is not amortized, but is evaluated for impairment on an annual basis at October 1st of each year or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Due to the adverse changes in the business climate in which the Company operates, goodwill impairment tests were performed as of June 30, 2008 relating to the carrying value of goodwill of our reporting units, in accordance with Statement No. 142. The goodwill impairment testing indicated that goodwill was not impaired at June 30, 2008.

     At September 30, 2008, December 31, 2007, and September 30, 2007, Huntington’s other intangible assets consisted of the following:

	Gross	Accumulated	Net
(in thousands)	Carrying Amount	Amortization	Carrying Value

September 30, 2008
Core deposit intangible	$373,300	$(94,887)	$278,413
Customer relationship	104,574	(14,361)	90,213
Other	29,327	(22,039)	7,288

Total other intangible assets	$507,201	$(131,287)	$375,914

December 31, 2007
Core deposit intangible	$373,300	$(46,057)	$327,243
Customer relationship	104,574	(7,055)	97,519
Other	23,655	(20,447)	3,208

Total other intangible assets	$501,529	$(73,559)	$427,970

September 30, 2007
Core deposit intangible	$373,300	$(28,644)	$344,656
Customer relationship	99,887	(4,510)	95,377
Other	23,655	(20,242)	3,413

Total other intangible assets	$496,842	$(53,396)	$443,446

     The estimated amortization expense of other intangible assets for the remainder of 2008 and the next five years are as follows:

2008	$19,158
2009	68,372
2010	60,455
2011	53,310
2012	46,066
2013	40,429
Note 7 — Shareholders’ Equity
Issuance of Convertible Preferred Stock
     In the second quarter of 2008, Huntington completed the public offering of 569,000 shares of 8.50% Series A Non-Cumulative Perpetual Convertible Preferred Stock (Series A Preferred Stock) with a liquidation preference of $1,000 per share, resulting in an aggregate liquidation preference of $569 million.
     On May 27, 2008, the board of directors declared a quarterly cash dividend on the Series A Preferred Stock of $19.597 per share. This amount was pro-rated over the initial dividend period as further set forth in the Articles Supplementary classifying the preferred stock. The dividend was payable July 15, 2008, to shareholders of record on July 1, 2008. On July 16, 2008, the board of directors declared a quarterly cash dividend on the Preferred Stock of $21.25 per share. The dividend was payable October 15, 2008, to shareholders of record on October 1, 2008. On October 15, 2008, the board of directors declared a quarterly cash dividend on the Preferred Stock of $21.25 per share. The dividend is payable January 15, 2009, to shareholders of record on January 2, 2009.
     Each share of the Series A Preferred Stock is non-voting and may be convertible at any time, at the option of the holder, into 83.6680 shares of common stock of Huntington, which represents an approximate initial conversion price of $11.95 per share of common stock (for a total of approximately 47.6 million shares at September 30, 2008). The conversion rate and conversion price will be subject to adjustments in certain circumstances. On or after April 15, 2013, at the option of Huntington, the Series A Preferred Stock will be subject to mandatory conversion into Huntington’s common stock at the prevailing conversion rate, if the closing price of Huntington’s common stock exceeds 130% of the then applicable conversion price for 20 trading days during any 30 consecutive trading day period.

Troubled Asset Relief Program (TARP)
     Under the TARP, the Department of Treasury authorized a voluntary capital purchase program (CPP) to purchase up to $250 billion of senior preferred shares of qualifying financial institutions that elect to participate by November 14, 2008. A company that participates must adopt certain standards for executive compensation, including (a) prohibiting “golden parachute” payments as defined in the EESA to senior Executive Officers; (b) requiring recovery of any compensation paid to senior Executive Officers based on criteria that is later proven to be materially inaccurate; and (c) prohibiting incentive compensation that encourages unnecessary and excessive risks that threaten the value of the financial institution.
     On October 27, 2008, Huntington announced that the Department of Treasury had preliminarily approved its application to participate in the TARP voluntary CPP. The Company’s participation is subject to the standard terms and conditions of the program. Huntington has been approved for approximately $1.4 billion in capital that will take the form of non-voting cumulative preferred stock that would pay cash dividends at the rate of 5% per annum for the first five years, and then pay cash dividends at the rate of 9% per annum thereafter. In addition, the Department of Treasury will receive warrants to purchase shares of our common stock having an aggregate market price equal to 15% of the preferred stock amount. The expected proceeds of the $1.4 billion would be allocated to the preferred stock and additional paid-in-capital. Any resulting discount on the preferred stock would be amortized, resulting in additional dilution to our common stock. The exercise price for the warrant, and the market price for determining the number of shares of common stock subject to the warrants, would be determined on the date of the preferred investment (calculated on a 20-trading day trailing average). The warrants would be immediately exercisable, in whole or in part, over a term of 10 years. The warrants would be included in Huntington’s diluted average common shares outstanding.
Share Repurchase Program
     On April 20, 2006, the Company announced that its board of directors authorized a new program for the repurchase of up to 15 million shares of common stock (the 2006 Repurchase Program). The Company announced its expectation to repurchase the shares from time to time in the open market or through privately negotiated transactions depending on market conditions.
     Huntington did not repurchase any shares under the 2006 Repurchase Program for the three months ended September 30, 2008. At the end of the period, the remaining 3,850,000 shares of common stock may be purchased under the 2006 Repurchase Program. As a result of the Company’s participation in the TARP, Huntington must obtain authorization from the Department of Treasury prior to repurchasing any additional shares under the 2006 Repurchase Program.
Note 8 — Earnings per Share
     Basic earnings per share is the amount of earnings available to each share of common stock outstanding during the reporting period. Diluted earnings per share is the amount of earnings available to each share of common stock outstanding during the reporting period adjusted to include the effect of potentially dilutive common shares. Potentially dilutive common shares include incremental shares issued for stock options, restricted stock units, distributions from deferred compensation plans, and the conversion of the Company’s convertible preferred stock. Potentially dilutive common shares are excluded from the computation of diluted earnings per share in periods in which the effect would be antidilutive. For diluted earnings per share, net income available to common shares can be affected by the conversion of the Company’s convertible preferred stock. Where the effect of this conversion would be dilutive, net income available to common shareholders is adjusted by the associated preferred dividends. The calculation of basic and diluted earnings per share for the three and nine months ended September 30, 2008 and 2007, was as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2008	2007	2008	2007

Basic earnings per common share
Net income	$75,063	$138,199	$303,483	$314,446
Preferred stock dividends	(12,091)		(23,242)

Net income available to common shareholders	$62,972	$138,199	$280,241	$314,446
Average common shares issued and outstanding	366,124	365,895	366,188	279,171
Basic earnings per common share	$0.17	$0.38	$0.77	$1.13

Diluted earnings per common share
Net income available to common shareholders	$62,972	$138,199	$280,241	$314,446
Effect of assumed preferred stock conversion	—		—

Net income applicable to diluted earnings per share	$62,972	$138,199	$280,241	$314,446
Average common shares issued and outstanding	366,124	365,895	366,188	279,171
Dilutive potential common shares:
Stock options and restricted stock units	354	1,668	260	2,211
Shares held in deferred compensation plans	883	717	820	632
Conversion of preferred stock	—	—	—	—

Dilutive potential common shares:	1,237	2,385	1,080	2,843

Total diluted average common shares issued and outstanding	367,361	368,280	367,268	282,014
Diluted earnings per common share	$0.17	$0.38	$0.76	$1.12
     For the three months and nine months ended September 30, 2008, 47.6 million and 29.2 million, respectively average dilutive potential common shares associated with the convertible preferred stock issued in April of 2008 were excluded from the dilutive potential common shares because the result would have been antidilutive under the “if-converted” method. Options to purchase 25.9 million and 25.7 million shares during the three months and nine months ended September 30, 2008, respectively, and 19.9 million and 10.4 million shares during the three months and nine months ended September 30, 2007, respectively, were outstanding but were not included in the computation of diluted earnings per share because the effect would be antidilutive. The weighted average exercise price for these options was $20.24 and $20.32 for the three months and nine months ended September 30, 2008, and $22.34 and $24.31 per share for the three months and nine months ended September 30, 2007.
     With the issuance of the Series A Convertible Preferred Stock (as described in Note 7), Huntington assumed a diluted conversion impact of approximately 47.6 million additional shares of common stock, subject to adjustments in certain circumstances. The additional shares impact diluted earnings per share, subject to the antidilution provisions under the “if-converted” method, on a weighted-average basis starting in the second quarter of 2008.
Note 9 — Share-based Compensation
     Huntington sponsors nonqualified and incentive share-based compensation plans. These plans provide for the granting of stock options and other awards to officers, directors, and other employees. Stock options are granted at the market price on the date of the grant. Options vest ratably over three years or when other conditions are met. Options granted prior to May 2004 have a maximum term of ten years. All options granted after May 2004 have a maximum term of seven years.
     Huntington also grants restricted stock units under the 2004 Stock and Long-Term Incentive Plan. Restricted stock units are issued at no cost to the recipient, and can be settled only in shares at the end of the vesting period, subject to certain service restrictions. The fair value of the restricted stock unit awards was based on the closing market price of the Company’s common stock on the grant date.
     Huntington uses the Black-Scholes option-pricing model to value share-based compensation expense. The estimated fair value of options is amortized over the options’ vesting periods and is recognized in personnel costs in the consolidated statements of income. Forfeitures are estimated at the date of grant based on historical rates and reduce the compensation expense recognized. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of grant. The expected term of options granted is derived from historical data on employee exercises. Expected volatility is based on the estimated volatility of Huntington’s stock over the expected term of the option. The expected dividend yield is based on the estimated dividend rate and stock price over the expected term of the option. The following table illustrates the weighted-average assumptions used in the option-pricing model for options granted in each of the periods presented.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Assumptions
Risk-free interest rate	3.41%	4.75%	3.41%	4.74%
Expected dividend yield	5.26	5.27	5.28	5.26
Expected volatility of Huntington’s common stock	35.0	21.1	34.8	21.1
Expected option term (years)	6.0	6.0	6.0	6.0
Weighted-average grant date fair value per share	$1.54	$2.80	$1.54	$2.80
     Total share-based compensation expense for the three months ended September 30, 2008 and 2007 was $3.4 million and $4.9 million, respectively. For the nine month periods ended September 30, 2008 and 2007, share-based compensation expense was $10.5 million and $12.7 million, respectively. Huntington also recognized $1.2 million and $1.7 million, respectively, in tax benefits for each of the three-months ended September 30, 2008 and 2007, related to share-based compensation. The tax benefits recognized related to share-based compensation for the nine month periods ended September 30, 2008 and 2007, were $3.7 million and $4.5 million, respectively.
     Huntington’s stock option activity and related information for the nine months ended September 30, 2008, was as follows:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
(in thousands, except per share amounts)	Options	Price	Life (Years)	Value

Outstanding at January 1, 2008	28,065	$20.57
Granted	1,872	7.23
Exercised	—	—
Forfeited/expired	(2,396)	23.13

Outstanding at September 30, 2008	27,541	$19.43	4.0	$1,995

Exercisable at September 30, 2008	23,806	$20.27	3.7	$—

     The aggregate intrinsic value represents the amount by which the fair value of underlying stock exceeds the option exercise price. The total intrinsic value of stock options exercised during the nine months ended September 30, 2007, was $4.2 million. There were no exercises of stock options in the first nine months of 2008.
     Cash received from the exercise of options for the three and nine months ended September 30, 2007, was $1.9 million and $16.5 million, respectively. The estimated tax benefit realized for the tax deductions from option exercises totaled $0.9 million and $2.1 million for the same periods.
     The following table summarizes the status of Huntington’s restricted stock units as of September 30, 2008, and activity for the nine months ended September 30, 2008:

		Weighted-
		Average
	Restricted	Grant Date
	Stock	Fair Value
(in thousands, except per share amounts)	Units	Per Share

Nonvested at January 1, 2008	1,086	$21.35
Granted	873	7.08
Vested	(52)	20.75
Forfeited	(71)	19.68

Nonvested at September 30, 2008	1,836	$14.65

     The weighted-average grant date fair value of nonvested shares granted for the nine months ended September 30, 2008 and 2007, were $7.08 and $20.70, respectively. The total fair value of awards vested during each of the nine months ended September 30, 2008 and 2007, was $0.4 million and $0.5 million. As of September 30, 2008, the total unrecognized compensation cost related to nonvested awards was $14.4 million with a weighted-average remaining expense recognition period of 2.0 years.
     Of the 33.2 million shares of common stock authorized for issuance under the plans at September 30, 2008, 29.3 million were outstanding and 3.9 million were available for future grants. Huntington issues shares to fulfill stock option exercises and restricted stock units from available authorized shares. At September 30, 2008, the Company believes there are adequate authorized shares to satisfy anticipated stock option exercises in 2008.
Note 10 — Fair Values of Assets and Liabilities
     As discussed in Note 2, “New Accounting Pronouncements”, Huntington adopted fair value accounting standards Statement No. 157 and Statement No. 159 effective January 1, 2008. Huntington elected to apply the provisions of Statement No. 159, the fair value option, for mortgage loans originated with the intent to sell which are included in loans held for sale. Previously, a majority of the mortgage loans held for sale were recorded at fair value under the fair value hedging requirements of Statement No. 133. Application of the fair value option allows for both the mortgage loans held for sale and the related derivatives purchased to hedge interest rate risk to be carried at fair value without the burden of hedge accounting under Statement No. 133. The election was applied to existing mortgage loans held for sale as of January 1, 2008, and is also being applied prospectively to mortgage loans originated for sale. As of the adoption date, the carrying value of the existing loans held for sale was adjusted to fair value through a cumulative-effect adjustment to beginning retained earnings. This adjustment represented an increase in value of $2.3 million, or $1.5 million after tax.
     The following table summarizes the impact of adopting the fair value accounting standards as of January 1, 2008:

		Net Increase
	As of	to Retained	As of
	January 1, 2008	Earnings	January 1, 2008
(in thousands)	prior to Adoption	upon Adoption	after Adoption

Mortgage loans held for sale	$420,895	$2,294	$423,189
Tax impact		(803)

Cumulative effect adjustment, net of tax		$1,491

     At September 30, 2008, mortgage loans held for sale had an aggregate fair value of $273.2 million and an aggregate outstanding principal balance of $267.7 million. Interest income on these loans is recorded in interest and fees on loans and leases. Included in mortgage banking income were net gains resulting from changes in fair value of these loans, including realized gains and losses of $10.0 million and $27.3 million for the three and nine months ended September 30, 2008, respectively.
     Statement No. 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Statement No. 157 also establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:
Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 - inputs to the valuation methodology are unobservable and significant to the fair value measurement.
A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.
Following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.
Securities
Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include US Treasury and other federal agency securities, and money market mutual funds. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Level 2 securities include US Government and agency mortgage-backed securities and municipal securities. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy. Securities classified within Level 3 include asset backed securities and certain private label CMOs, for which Huntington obtains third party pricing. With the current market conditions, the assumptions used to determine the fair value of many Level 3 securities have greater subjectivity due to the lack of observable market transactions.
Certain non-marketable equity securities include stock acquired for regulatory purposes, such as Federal Home Loan Bank stock and Federal Reserve Bank stock that are accounted for at cost and, therefore, are not subject to the disclosure requirements of Statement No. 157.
Mortgage loans held for sale
Mortgage loans held for sale are estimated using security prices for similar product types and, therefore, are classified in Level 2.
Mortgage servicing rights
MSRs do not trade in an active, open market with readily observable prices. For example, sales of MSRs do occur, but the precise terms and conditions typically are not readily available. Accordingly, MSRs are classified in Level 3 (see Note 5).
Equity Investments
Equity investments are valued initially based upon transaction price. The carrying values are then adjusted from the transaction price to reflect expected exit values as evidenced by financing and sale transactions with third parties, or when determination of a valuation adjustment is considered necessary based upon a variety of factors including, but not limited to, current operating performance and future expectations of the particular investment, industry valuations of comparable public companies, and changes in market outlook. Due to the absence of quoted market prices and inherent lack of liquidity and the long-term nature of such assets, these equity investments are included in Level 3. Certain equity investments are accounted for under the equity method and, therefore, are not subject to the disclosure requirements of Statement No. 157.
Derivatives
Huntington uses derivatives for a variety of purposes including asset and liability management, mortgage banking, and for trading activities (see Note 12). Level 1 derivatives consist of exchange traded options and forward commitments to deliver mortgage backed securities which have quoted prices. Level 2 derivatives include basic asset and liability conversion swaps and options, and interest rate caps. These derivative positions are valued using internally developed models that use readily observable market parameters. Derivatives in Level 3 consist of interest rate lock agreements used for mortgage loan commitments. The valuation includes assumptions related to the likelihood that a commitment will ultimately result in a closed loan, which is a significant unobservable assumption.

Assets and Liabilities measured at fair value on a recurring basis
Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements at Reporting Date Using			Netting	Balance at
(in thousands)	Level 1	Level 2	Level 3	Adjustments(1)	September 30, 2008

Assets
Trading account securities	$46,755	$951,494			$998,249
Investment securities	572,259	2,388,989	$1,176,342		4,137,590
Mortgage loans held for sale		273,249			273,249
Mortgage servicing rights			230,398		230,398
Derivative assets	1,177	198,490	2,729	$(22,404)	179,992
Equity investments			40,032		40,032

Liabilities
Derivative liabilities	4,817	91,811	423	(47,639)	49,412

(1)	Amounts represent the impact of legally enforceable master netting agreements that allow the Company to settle positive and negative positions and cash collateral held or placed with the same counterparties.
     The tables below present a rollforward of the balance sheet amounts for the three and nine months ended September 30, 2008, for financial instruments measured on a recurring basis and classified as Level 3. The classification of an item as Level 3 is based on the significance of the unobservable inputs to the overall fair value measurement. However, Level 3 measurements may also include observable components of value that can be validated externally. Accordingly, the gains and losses in the table below included changes in fair value due in part to observable factors that are part of the valuation methodology. During the 2008 third quarter, the market for private label CMOs became less liquid, and as a result, inputs into the determination of the fair values of Huntington’s private label CMOs could not be determined principally from or corroborated by observable market data. Consequently, Management has transferred these securities into Level 3. Transfers in and out of Level 3 are presented in the tables below at fair value at the beginning of the reporting period.

	Level 3 Fair Value Measurements
	Three months ended September 30, 2008
	Mortgage	Net Interest	Investment	Equity
(in thousands)	Servicing Rights	Rate Locks	Securities	investments

Balance, June 30, 2008	$240,024	$2,005	$673,739	$32,200
Total gains/losses:
Included in earnings	(9,207)	357	(75,921)	5,915
Included in other comprehensive loss			(81,048)
Purchases, issuances, and settlements	(419)		(26,550)	1,917
Transfers in/out of Level 3		(56)	686,122

Balance, September 30, 2008	$230,398	$2,306	$1,176,342	$40,032

The amount of total gains or losses for the period included in earnings (or other comprehensive loss) attributable to the change in unrealized gains or losses relating to assets still held at reporting date:	$(9,207)	$301	$(156,969)	$5,915

	Level 3 Fair Value Measurements
	Nine months ended September 30, 2008
	Mortgage	Net Interest	Investment	Equity
(in thousands)	Servicing Rights	Rate Locks	Securities	investments

Balance, January 1, 2008	$207,894	$(46)	$834,489	$41,516
Total gains/losses:
Included in earnings	22,730	2,610	(78,252)	(7,374)
Included in other comprehensive loss			(259,945)
Purchases, issuances, and settlements	(226)		(104,873)	5,890
Transfers in/out of Level 3		(258)	784,923

Balance, September 30, 2008	$230,398	$2,306	$1,176,342	$40,032

The amount of total gains or losses for the period included in earnings (or other comprehensive loss) attributable to the change in unrealized gains or losses relating to assets still held at reporting date:	$22,730	$2,352	$(338,197)	$(1,601)

     The table below summarizes the classification of gains and losses due to changes in fair value, recorded in earnings for Level 3 assets and liabilities for the three and nine months ended September 30, 2008.

	Level 3 Fair Value Measurements
	Three months ended September 30, 2008
	Mortgage	Net Interest	Investment	Equity
(in thousands)	Servicing Rights	Rate Locks	Securities	Investments

Classification of gains and losses in earnings:
Mortgage banking income (loss)	$(9,207)	$357
Securities gains (losses)			$(76,554)
Other income (expense)			633	$5,915

Total	$(9,207)	$357	$(75,921)	$5,915

	Level 3 Fair Value Measurements
	Nine months ended September 30, 2008
	Mortgage	Net Interest	Investment	Equity
(in thousands)	Servicing Rights	Rate Locks	Securities	Investments

Classification of gains and losses in earnings:
Mortgage banking income (loss)	$22,730	$2,610
Securities gains (losses)			$(79,650)
Other income (expense)			1,398	$(7,374)

Total	$22,730	$2,610	$(78,252)	$(7,374)

Assets and Liabilities measured at fair value on a nonrecurring basis
     Certain assets and liabilities may be required to be measured at fair value on a nonrecurring basis in periods subsequent to their initial recognition. These assets and liabilities are not measured at fair value on an ongoing basis; however, they are subject to fair value adjustments in certain circumstances, such as when there is evidence of impairment.
     Periodically, Huntington records nonrecurring adjustments of collateral-dependent loans measured for impairment in accordance with FASB Statement No. 114, “Accounting by Creditors for Impairment of a Loan,” when establishing the allowance for credit losses. Such amounts are generally based on the fair value of the underlying collateral supporting the loan. In cases where the carrying value exceeds the fair value of the collateral, an impairment charge is recognized. During the first three quarters of 2008, Huntington identified $32.4 million, $65.1 million, and $53.0 million, respectively, of impaired loans for which the fair value is recorded based upon collateral value, a Level 3 input in the valuation hierarchy. For the three and nine months ended September 30, 2008, nonrecurring fair value losses of $17.0 million and $68.5 million, respectively, were recorded within the provision for credit losses.
Note 11 — Benefit Plans
     Huntington sponsors the Huntington Bancshares Retirement Plan (the Plan), a non-contributory defined benefit pension plan covering substantially all employees. The Plan provides benefits based upon length of service and compensation levels. The funding policy of Huntington is to contribute an annual amount that is at least equal to the minimum funding requirements but not more than that deductible under the Internal Revenue Code.
     In addition, Huntington has an unfunded, defined benefit post-retirement plan (Post-Retirement Benefit Plan) that provides certain healthcare and life insurance benefits to retired employees who have attained the age of 55 and have at least 10 years of vesting service under this plan. For any employee retiring on or after January 1, 1993, post-retirement healthcare benefits are based upon the employee’s number of months of service and are limited to the actual cost of coverage. Life insurance benefits are a percentage of the employee’s base salary at the time of retirement, with a maximum of $50,000 of coverage.
     On January 1, 2008, Huntington transitioned to fiscal year-end measurement date of plan assets and benefit obligations as required by FASB Statement No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132R (Statement No. 158). As a result, Huntington recognized a charge to beginning retained earnings of $4.2 million, representing the net periodic benefit costs for the last three months of 2007, and a charge to the opening balance of accumulated other comprehensive loss of $3.8 million, representing the change in fair value of plan assets and benefit obligations for the last three months of 2007 (net of amortization included in net periodic benefit cost).
     The following table shows the components of net periodic benefit expense of the Plan and the Post-Retirement Benefit Plan:

	Pension Benefits		Post Retirement Benefits
	Three Months Ended		Three Months Ended
	September 30,		September 30,
(in thousands)	2008	2007	2008	2007

Service cost	$5,954	$5,780	$420	$484
Interest cost	6,761	6,859	903	989
Expected return on plan assets	(9,786)	(10,132)	—	—
Amortization of transition asset	1	—	276	276
Amortization of prior service cost	78	—	95	95
Settlements	450	323	—	—
Recognized net actuarial loss (gain)	1,038	1,729	(274)	(64)

Benefit expense	$4,496	$4,559	$1,420	$1,780

	Pension Benefits		Post Retirement Benefits
	Nine Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2008	2007	2008	2007

Service cost	$17,862	$14,670	$1,259	$1,233
Interest cost	20,283	18,792	2,709	2,323
Expected return on plan assets	(29,358)	(28,372)	—	—
Amortization of transition asset	3	3	828	828
Amortization of prior service cost	236	1	284	284
Settlements	1,350	2,323	—	—
Recognized net actuarial loss (gain)	3,114	7,960	(821)	(267)

Benefit expense	$13,490	$15,377	$4,259	$4,401

     There is no required minimum contribution for 2008 to the Plan.

     Huntington also sponsors other retirement plans, the most significant being the Supplemental Executive Retirement Plan and the Supplemental Retirement Income Plan. These plans are nonqualified plans that provide certain former officers and directors of Huntington and its subsidiaries with defined pension benefits in excess of limits imposed by federal tax law. The cost of providing these plans was $0.9 million and $0.7 million for the three-month periods ended September 30, 2008 and 2007, respectively. For the respective nine-month periods, the cost was $2.5 million and $2.1 million.
     Huntington has a defined contribution plan that is available to eligible employees. Huntington matches participant contributions, up to the first 3% of base pay contributed to the plan. Half of the employee contribution is matched on the 4th and 5th percent of base pay contributed to the plan. The cost of providing this plan was $3.7 million and $3.8 million for the three months ended September 30, 2008 and 2007, respectively. For the respective nine month periods, the cost was $11.4 million and $9.2 million.
Note 12 — Derivative Financial Instruments
Derivatives used in Asset and Liability Management Activities
     The following table presents the gross notional values of derivatives used in Huntington’s Asset and Liability Management activities at September 30, 2008, identified by the underlying interest rate-sensitive instruments:

	Fair Value	Cash Flow
(in thousands )	Hedges	Hedges	Total

Instruments associated with:
Loans	$—	$3,275,000	$3,275,000
Deposits	90,000	150,000	240,000
Federal Home Loan Bank advances	—	445,000	445,000
Subordinated notes	675,000	—	675,000
Other long-term debt	50,000	—	50,000

Total notional value at September 30, 2008	$815,000	$3,870,000	$4,685,000

     The following table presents additional information about the interest rate swaps and caps used in Huntington’s Asset and Liability Management activities at September 30, 2008:

		Average		Weighted-Average
	Notional	Maturity	Fair	Rate
(in thousands )	Value	(years)	Value	Receive	Pay

Asset conversion swaps
Receive fixed — generic	$3,275,000	1.8	$(8,723)	2.97%	2.78%

Total asset conversion swaps	3,275,000	1.8	(8,723)	2.97	2.78

Liability conversion swaps
Receive fixed — generic	725,000	8.1	46,238	5.33	3.04
Receive fixed — callable	90,000	6.6	(16)	4.93	2.76
Pay fixed — generic	595,000	0.7	(7,842)	2.63	4.97

Total liability conversion swaps	1,410,000	4.8	38,380	4.17	3.84

Total swap portfolio	4,685,000	2.7	29,657	3.33%	3.10%

				Weighted-Average
				Strike Rate
Purchased Caps
Interest rate caps	300,000	0.8	2	5.50%

Total purchased caps	$300,000	0.8	$2	5.50%

Purchased Floors
Interest rate floors	300,000	3.4	2,362	3.00%

Total purchased floors	$300,000	3.4	$2,362	3.00%

     These derivative financial instruments were entered into for the purpose of altering the interest rate risk of assets and liabilities. Consequently, net amounts receivable or payable on contracts hedging either interest earning assets or interest bearing liabilities were accrued as an adjustment to either interest income or interest expense. The net amount resulted in an increase/(decrease) to net interest income of $4.7 million and ($1.3 million) for the three months ended September 30, 2008 and 2007, respectively. For the nine month periods ended September 30, 2008 and 2007, the impact to net interest income was an increase/(decrease) of $6.8 million and ($1.5 million), respectively.
     Collateral agreements are regularly entered into as part of the underlying derivative agreements with Huntington’s counterparties to mitigate the credit risk associated with derivatives. At September 30, 2008, December 31, 2007, and September 30, 2007, aggregate credit risk associated with these derivatives, net of collateral that has been pledged by the counterparty, was $50.3 million, $31.4 million, and $4.9 million, respectively. The credit risk associated with interest rate swaps is calculated after considering master netting agreements.
Derivatives Used in Trading Activities
     Various derivative financial instruments are offered to enable customers to meet their financing and investing objectives and for their risk management purposes. Derivative financial instruments used in trading activities consisted predominantly of interest rate swaps, but also included interest rate caps, floors, and futures, as well as foreign exchange options. Interest rate options grant the option holder the right to buy or sell an underlying financial instrument for a predetermined price before the contract expires. Interest rate futures are commitments to either purchase or sell a financial instrument at a future date for a specified price or yield and may be settled in cash or through delivery of the underlying financial instrument. Interest rate caps and floors are option-based contracts that entitle the buyer to receive cash payments based on the difference between a designated reference rate and a strike price, applied to a notional amount. Written options, primarily caps, expose Huntington to market risk but not credit risk. Purchased options contain both credit and market risk. The interest rate risk of these customer derivatives is mitigated by entering into similar derivatives having offsetting terms with other counterparties.
     Supplying these derivatives to customers results in non-interest income. These instruments are carried at fair value in other assets with gains and losses reflected in other non-interest income. Total trading revenue for customer accommodation was $3.5 million and $4.9 million for the three months ended September 30, 2008 and 2007, respectively. For the nine month periods ended September 30, 2008 and 2007, total trading revenue for customer accommodation was $23.5 million and $11.7 million, respectively. The total notional value of derivative financial instruments used by Huntington on behalf of customers, including offsetting derivatives was $10.7 billion, $6.4 billion, and $5.7 billion at September 30, 2008, December 31, 2007, and September 30, 2007, respectively. Huntington’s credit risk from interest rate swaps used for trading purposes was $153.9 million, $116.0 million, and $63.6 million, respectively, at the same dates.
     Huntington also uses certain derivative financial instruments to offset changes in value of its residential mortgage servicing assets. These derivatives consist primarily of forward interest rate agreements and forward mortgage securities. The derivative instruments used are not designated as hedges under Statement No. 133. Accordingly, such derivatives are recorded at fair value with changes in fair value reflected in mortgage banking income. The total notional value of these derivative financial instruments at September 30, 2008, was $3.1 billion. The total notional amount corresponds to trading assets with a fair value of $7.2 million and trading liabilities with a fair value of $6.1 million. Total losses for the three months ended September 30, 2008 and 2007, were $3.3 million and $5.6 million, respectively. For the nine months ended September 30, 2008 and 2007, total losses were $40.2 million and $18.4 million, respectively.
     In connection with securitization activities, Huntington purchased interest rate caps with a notional value totaling $1.4 billion. These purchased caps were assigned to the securitization trust for the benefit of the security holders. Interest rate caps were also sold totaling $1.4 billion outside the securitization structure. Both the purchased and sold caps are marked to market through income.

Note 13 — Commitments and Contingent Liabilities
Commitments to extend credit
          In the ordinary course of business, Huntington makes various commitments to extend credit that are not reflected in the financial statements. The contract amounts of these financial agreements at September 30, 2008, December 31, 2007, and September 30, 2007, were as follows:

	September 30,	December 31,	September 30,
(in millions)	2008	2007	2007

Contract amount represents credit risk
Commitments to extend credit
Commercial	$6,640	$6,756	$6,674
Consumer	4,928	4,680	4,673
Commercial real estate	2,007	2,565	2,556
Standby letters of credit	1,577	1,549	1,403
          Commitments to extend credit generally have fixed expiration dates, are variable-rate, and contain clauses that permit Huntington to terminate or otherwise renegotiate the contracts in the event of a significant deterioration in the customer’s credit quality. These arrangements normally require the payment of a fee by the customer, the pricing of which is based on prevailing market conditions, credit quality, probability of funding, and other relevant factors. Since many of these commitments are expected to expire without being drawn upon, the contract amounts are not necessarily indicative of future cash requirements. The interest rate risk arising from these financial instruments is insignificant as a result of their predominantly short-term, variable-rate nature.
          Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most of these arrangements mature within two years. The carrying amount of deferred revenue associated with these guarantees was $4.7 million, $4.6 million, and $4.5 million at September 30, 2008, December 31, 2007, and September 30, 2007, respectively.
          Through the Company’s credit process, Huntington monitors the credit risks of outstanding standby letters of credit. When it is probable that a standby letter of credit will be drawn and not repaid in full, losses are recognized in the provision for credit losses. At September 30, 2008, Huntington had $1.6 billion of standby letters of credit outstanding, of which 48% were collateralized. Included in this $1.6 billion total are letters of credit issued by the Bank that support $0.7 billion of securities that were issued by customers and sold by The Huntington Investment Company (HIC), the Company’s broker-dealer subsidiary. If the Bank’s short-term credit ratings were downgraded, the Bank could be required to obtain funding in order to purchase the entire amount of these securities pursuant to its letters of credit. Due to lower demand, investors have begun returning these securities either to HIC for re-marketing or to the Bank for redemption. Pursuant to the letters of credit issued by the Bank, the Bank repurchased, in October 2008, $266.2 million of these securities representing: (a) $57.2 million that were returned to HIC, and held in its securities portfolio, as of September 30, 2008, and (b) $209.0 million that were returned to the Bank for redemption by current investors of the securities in October 2008.
          Commercial letters of credit represent short-term, self-liquidating instruments that facilitate customer trade transactions and generally have maturities of no longer than 90 days. The merchandise or cargo being traded normally secures these instruments.
Commitments to sell loans
          Huntington enters into forward contracts relating to its mortgage banking business to hedge the exposures from commitments to make new residential mortgage loans with existing customers and from mortgage loans classified as held for sale. At September 30, 2008, December 31, 2007, and September 30, 2007, Huntington had commitments to sell residential real estate loans of $485.6 million, $555.9 million, and $466.1 million, respectively. These contracts mature in less than one year.
Income Taxes
          During the third quarter 2008, the Internal Revenue Service and other tax jurisdictions have proposed various adjustments to the Company’s previously filed tax returns. Management believes that the tax positions taken by the

Company related to such proposed adjustments were correct and supported by applicable statutes, regulations, and judicial authority, and intends to vigorously defend them. No reserves have been established for the above proposed adjustments including for any interest or penalties. An adverse outcome related to the proposed adjustments would not have an adverse impact on the statement of financial position, but could have a material adverse impact on the Company’s results of operations in the period it occurs.
Litigation
          Between December 19, 2007 and February 1, 2008, three putative class actions were filed in the United States District Court for the Southern District of Ohio, Eastern Division, against Huntington and certain of its current or former officers and directors purportedly on behalf of purchasers of Huntington securities during the periods July 20, 2007 to November 16, 2007 or July 20, 2007 to January 10, 2008. These complaints seek to allege that the defendants violated Section 10(b) of the Securities Exchange Act of 1934, as amended (the Exchange Act), and Rule 10b-5 promulgated thereunder, and Section 20(a) of the Exchange Act by issuing a series of allegedly false and/or misleading statements concerning Huntington’s financial results, prospects, and condition, relating, in particular, to its transactions with Franklin Credit Management (Franklin). On June 5, 2008, two cases were consolidated into a single action. On August 22, 2008, a consolidated complaint was filed asserting a class period of July 19, 2007 through November 16, 2007. At this stage, it is not possible for management to assess the probability of an adverse outcome, or reasonably estimate the amount of any potential loss. A third putative class action lawsuit was filed in the same court on January 18, 2008, with substantially the same allegations, but was dismissed on March 4, 2008.
          Three putative derivative class action lawsuits were filed in the Court of Common Pleas of Delaware County, Ohio, the United States District Court for the Southern District of Ohio, Eastern Division, and the Court of Common Pleas of Franklin County, Ohio, between January 16, 2008, and April 17, 2008, against certain of Huntington’s current or former officers and directors variously seeking to allege breaches of fiduciary duty, waste of corporate assets, abuse of control, gross mismanagement, and unjust enrichment, all in connection with Huntington’s acquisition of Sky Financial, certain transactions between Huntington and Franklin, and the financial disclosures relating to such transactions. Huntington is named as a nominal defendant in each of these actions. At this stage of the lawsuits, it is not possible for management to assess the probability of an adverse outcome, or reasonably estimate the amount of any potential loss.
          Between February 20, 2008 and February 29, 2008, three putative class action lawsuits were filed in the United States District Court for the Southern District of Ohio, Eastern Division, against Huntington, the Huntington Bancshares Incorporated Pension Review Committee, the Huntington Investment and Tax Savings Plan (the Plan) Administrative Committee, and certain of the Company’s officers and directors purportedly on behalf of participants in or beneficiaries of the Plan between either July 1, 2007 or July 20, 2007 and the present. The complaints seek to allege breaches of fiduciary duties in violation of the Employee Retirement Income Security Act (ERISA) relating to Huntington stock being offered as an investment alternative for participants in the Plan. The complaints sought money damages and equitable relief. On May 13, 2008, the three cases were consolidated into a single action. On August 4, 2008, a consolidated complaint was filed asserting a class period of July 1, 2007 through the present. At this stage, it is not possible for management to assess the probability of a material adverse outcome, or reasonably estimate the amount of any potential loss.
          On May 7, 2008, a putative class action lawsuit was filed in the United States District Court for the Southern District of Ohio, Eastern Division, against Huntington (as successor in interest to Sky Financial), and certain of Sky Financial’s former officers on behalf of all persons who purchased or acquired Sky Financial common stock in connection with and as a result of Sky Financial’s October 2006 acquisition of Waterfield Mortgage Company. The complaint seeks to allege that the defendants violated Sections 11, 12, and 15 of the Securities Act of 1933 in connection with the issuance of allegedly false and misleading registration and proxy statements leading up to the Waterfield acquisition and their disclosures about the nature and extent of Sky Financial’s lending relationship with Franklin. At this stage of this lawsuit, it is not possible for management to assess the probability of an adverse outcome, or reasonably estimate the amount of any potential loss.
          It is possible that the ultimate resolution of these matters, if unfavorable, may be material to the results of operations for a particular period. However, although no assurance can be given, based on information currently available, consultation with counsel, and available insurance coverage, management believes that the eventual outcome of these claims against us will not, individually or in the aggregate, have a material adverse effect on Huntington’s consolidated financial position.

Note 14 - Parent Company Financial Statements
          The parent company condensed financial statements, which include transactions with subsidiaries, are as follows.

Balance Sheets	September 30,	December 31,	September 30,
(in thousands)	2008	2007	2007

ASSETS
Cash and cash equivalents (1)	$279,688	$153,489	$240,228
Due from The Huntington National Bank	30,741	144,526	141,864
Due from non-bank subsidiaries	324,216	332,517	303,398
Investment in The Huntington National Bank	5,552,026	5,607,872	5,703,000
Investment in non-bank subsidiaries	1,141,774	844,032	882,493
Accrued interest receivable and other assets	179,153	165,416	140,450

Total assets	$7,507,598	$7,247,852	$7,411,433

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term borrowings	$1,693	$2,578	$3,900
Long-term borrowings	803,699	902,169	902,169
Dividends payable, accrued expenses, and other liabilities	328,300	393,965	255,690

Total liabilities	1,133,692	1,298,712	1,161,759

Shareholders’ equity	6,373,906	5,949,140	6,249,674

Total liabilities and shareholders’ equity	$7,507,598	$7,247,852	$7,411,433

(1)	Includes restricted cash of $125,000 at September 30, 2008

	Three months ended		Nine months ended
Statements of Income	September 30,		September 30,
(in thousands)	2008	2007	2008	2007

Income
Dividends from
The Huntington National Bank	$142,254	$150,000	$142,254	$239,000
Non-bank subsidiaries	—	29,154	16,845	39,259
Interest from
The Huntington National Bank	4,094	3,858	14,525	12,236
Non-bank subsidiaries	3,434	3,635	10,366	10,660
Management fees from subsidiaries	—	—	—	3,882
Other	21,795	572	22,393	723

Total income	171,577	187,219	206,383	305,760

Expense
Personnel costs	5,903	3,040	16,892	11,204
Interest on borrowings	10,353	15,053	33,594	26,838
Other	6,721	1,238	14,768	9,079

Total expense	22,977	19,331	65,254	47,121

Income (loss) before income taxes and equity in undistributed net income of subsidiaries	148,600	167,888	141,129	258,639
Income taxes	(3,196)	(7,766)	(16,386)	(16,698)

Income before equity in undistributed net income of subsidiaries	151,796	175,654	157,515	275,337
Increase (decrease) in undistributed net income of:
The Huntington National Bank	(92,516)	(18,807)	140,404	47,953
Non-bank subsidiaries	15,783	(18,645)	5,564	(8,841)

Net income	$75,063	$138,202	$303,483	$314,449

	Nine months ended
Statements of Cash Flows	September 30,
(in thousands)	2008	2007

Operating activities
Net income	$303,483	$314,449
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiaries	(145,968)	(39,112)
Depreciation and amortization	1,780	(2,664)
Change in other, net	35,312	(142,688)

Net cash provided by operating activities	194,607	129,985

Investing activities
Net cash paid for acquisition	—	(313,311)
Repayments from subsidiaries	734,656	225,209
Advances to subsidiaries	(1,010,732)	(245,827)

Net cash provided by (used in) investing activities	(276,076)	(333,929)

Financing activities
Proceeds from issuance of long-term borrowings	—	250,010
Payment of borrowings	(98,470)	(42,577)
Dividends paid on preferred stock	(11,151)	—
Dividends paid on common stock	(231,976)	(193,567)
Proceeds from issuance of preferred stock	550,134	—
Proceeds from issuance of common stock	(869)	17,582

Net cash used for financing activities	207,668	31,448

Change in cash and cash equivalents	126,199	(172,496)
Cash and cash equivalents at beginning of year	153,489	412,724

Cash and cash equivalents at end of year	$279,688	$240,228

Supplemental disclosure:
Interest paid	$33,594	$26,838
Dividends in-kind received from The Huntington National Bank	124,689	—

Note 15 — Segment Reporting
          Huntington has three distinct lines of business: Regional Banking, Auto Finance and Dealer Services, and the Private Financial and Capital Markets Group (PFCMG). A fourth segment includes the Treasury function and other unallocated assets, liabilities, revenue, and expense. Lines of business results are determined based upon the Company’s management reporting system, which assigns balance sheet and income statement items to each of the business segments. The process is designed around the Company’s organizational and management structure and, accordingly, the results derived are not necessarily comparable with similar information published by other financial institutions. An overview of this system is provided below, along with a description of each segment and discussion of financial results.
          The following provides a brief description of the four operating segments of Huntington:
Regional Banking: This segment provides traditional banking products and services to consumer, small business, and, commercial customers located in 13 operating regions within the six states of Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. It provides these services through a banking network of over 600 branches, almost 1,400 ATMs, along with Internet and telephone banking channels. It also provides certain services outside of these six states, including mortgage banking and equipment leasing. Each region serves both retail and commercial customers. Retail products and services include home equity loans and lines of credit, first mortgage loans, direct installment loans, small business loans, personal and business deposit products, as well as sales of investment and insurance services. At September 30, 2008, Retail Banking accounted for 52% and 83% of total Regional Banking loans and deposits, respectively. Commercial Banking serves middle market commercial banking relationships, which use a variety of banking products and services including, but not limited to, commercial loans, international trade, cash management, leasing, interest rate protection products, capital market alternatives, 401(k) plans, and mezzanine investment capabilities.
Auto Finance and Dealer Services (AFDS): This segment provides a variety of banking products and services to more than 3,700 automotive dealerships within the Company’s primary banking markets, as well as in Arizona, Florida, Nevada, New Jersey, New York, Tennessee, and Texas. AFDS finances the purchase of automobiles by customers at the automotive dealerships; purchases automobiles from dealers and simultaneously leases the automobiles to consumers under long-term leases; finances the dealerships new and used vehicle inventories, land, buildings, and other real estate owned by the dealership, and their working capital needs; and provides other banking services to the automotive dealerships and their owners. Competition from the financing divisions of automobile manufacturers and from other financial institutions is intense. AFDS’ production opportunities are directly impacted by the general automotive sales business, including programs initiated by manufacturers to enhance and increase sales directly. Huntington has been in this line of business for over 50 years.
Private Financial and Capital Markets Group (PFCMG): This segment provides products and services designed to meet the needs of higher net worth customers. Revenue is derived through the sale of trust, asset management, investment advisory, brokerage, and private banking products and services. PFCMG also focuses on financial solutions for corporate and institutional customers that include investment banking, sales and trading of securities, mezzanine capital financing, and interstate risk management products. To serve high net worth customers, a unique distribution model is used that employs a single, unified sales force to deliver products and services mainly through Regional Banking distribution channels.
Treasury / Other: This segment includes revenue and expense related to assets, liabilities, and equity that are not directly assigned or allocated to one of the other three business segments. Assets in this segment include Huntington’s insurance agency business, investment securities, and bank owned life insurance. The net interest income/(expense) of this segment includes the net impact of administering the Company’s investment securities portfolios as part of overall liquidity management. A match-funded transfer pricing system is used to attribute appropriate funding interest income and interest expense to other business segments. As such, net interest income includes the net impact of any over or under allocations arising from centralized management of interest rate risk. Furthermore, net interest income includes the net impact of derivatives used to hedge interest rate sensitivity. Non-interest income includes miscellaneous fee income not allocated to other business segments, including bank owned life insurance income, insurance revenue, and any investment securities and trading assets gains or losses. The non-interest expense includes certain corporate administrative, merger, and other miscellaneous expenses not allocated to other business segments. The provision for income taxes for the other business segments is calculated at a statutory 35% tax rate, though our overall effective tax rate is lower. As a result, Treasury/Other reflects a credit for income taxes representing the difference between the lower actual effective tax rate and the statutory tax rate used to allocate income taxes to the other segments.

          Listed below are certain financial results by line of business. For the three and nine months ended September 30, 2008 and 2007, operating earnings were the same as reported earnings.

	Three Months Ended September 30,
Income Statements	Regional			Treasury/	Huntington
(in thousands )	Banking	AFDS	PFCMG	Other	Consolidated

2008
Net interest income	$366,466	$36,123	$25,438	$(39,391)	$388,636
Provision for credit losses	(100,319)	(22,369)	(2,704)	—	(125,392)
Non-interest income	140,936	15,840	52,124	(41,043)	167,857
Non-interest expense	(220,628)	(29,811)	(42,395)	(46,162)	(338,996)
Income taxes	(65,259)	76	(11,362)	59,503	(17,042)

Operating / reported net income	$121,196	$(141)	$21,101	$(67,093)	$75,063

2007
Net interest income	$351,390	$34,510	$23,321	$412	$409,633
Provision for credit losses	(31,398)	(8,575)	(2,034)	—	(42,007)
Non-interest income	135,996	8,051	44,461	16,166	204,674
Non-interest expense	(237,964)	(19,713)	(45,166)	(82,720)	(385,563)
Income taxes	(76,308)	(4,996)	(7,204)	39,973	(48,535)

Operating / reported net income	$141,716	$9,277	$13,378	$(26,169)	$138,202

	Nine Months Ended September 30,
Income Statements	Regional			Treasury/	Huntington
(in thousands of dollars)	Banking	AFDS	PFCMG	Other	Consolidated

2008
Net interest income	$1,091,329	$107,638	$74,694	$(118,335)	$1,155,326
Provision for credit losses	(274,713)	(46,305)	(13,837)	—	(334,855)
Non-Interest income	406,760	43,585	141,068	48,626	640,039
Non-Interest expense	(683,879)	(87,252)	(135,352)	(180,797)	(1,087,280)
Income taxes	(188,824)	(6,183)	(23,301)	148,561	(69,747)

Operating / reported net income	$350,673	$11,483	$43,272	$(101,945)	$303,483

2007
Net interest income	$779,983	$98,484	$60,528	$(20,416)	$918,579
Provision for credit losses	(108,727)	(16,623)	(6,196)	—	(131,546)
Non-Interest income	322,089	32,216	119,024	32,715	506,044
Non-Interest expense	(567,020)	(57,918)	(121,882)	(125,470)	(872,290)
Income taxes	(149,213)	(19,657)	(18,016)	80,548	(106,338)

Operating / reported net income	$277,112	$36,502	$33,458	$(32,623)	$314,449

	Assets at			Deposits at
	September 30,	December 31,	September 30,	September 30,	December 31,	September 30,
(in millions)	2008	2007	2007	2008	2007	2007

Regional Banking	$34,328	$34,360	$34,599	$33,024	$32,626	$32,718
AFDS	6,342	5,823	5,632	67	58	63
PFCMG	3,080	2,963	2,884	1,553	1,626	1,631
Treasury / Other	10,911	11,551	12,189	2,925	3,433	3,992

Total	$54,661	$54,697	$55,304	$37,569	$37,743	$38,404